Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-76558 and 333-163604) of iSatori, Inc. of our report dated April 15, 2013, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of iSatori, Inc. for the year ended December 31, 2012.

Hein & Associates LLP

Denver, Colorado

April 15, 2013